Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SEVERSTAL DEARBORN, LLC

The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties.These risks could cause actual results to differ materially from any future performance suggested below. Dollars are shown in millions, except per share and per ton amounts or otherwise specifically noted.

Overview

Dearborn’s principal operations consist of a single integrated steelmaking facility located in Dearborn, Michigan. Dearborn produces flat-rolled carbon steel products including high-quality coated, hot-rolled and cold-rolled products sold primarily to domestic automotive, converter and service center markets. The Dearborn plant, which produces high-quality, flat-rolled steels primarily for the automotive, construction and appliance markets, completed a large-scale modernization campaign in 2011. During the campaign, major capital was invested in new state-of-the-art equipment and various operational improvements. The Dearborn facility is strategically located in close proximity to many customers of AK Steel Holding Corporation (together with its subsidiaries, “AK Steel”), and the assets at the steel plant and the other acquired facilities complement AK Steel’s existing carbon steel operations. The blast furnace at Dearborn was rebuilt in 2007. The plant also began operating a new pickle line tandem cold mill and a new hot dip galvanizing line in 2011. Similar to AK Steel’s existing carbon steel operations, the Dearborn plant produces hot and cold rolled sheet and hot dip galvanized products, as well as other flat-rolled steel products. The plant employs approximately 1,400 people and is capable of producing about 2.4 million tons of finished steel per year.

In addition to its integrated Dearborn steelmaking facility, Dearborn’s operations include a 50% interest in Mountain State Carbon (“MSC”) as of June 30, 2014, a cokemaking facility located in West Virginia; a 48% interest in Spartan Steel Coating Company (“Spartan”), a hot-dip galvanizing facility in Michigan; and a 49% interest in Delaco Steel Processing (“Delaco”), a flat-rolled steel slitting operation in Michigan; and a 50% interest in Double Eagle Steel Coating (“Double Eagle”), an electrogalvanizing facility in Michigan (which currently is scheduled for dissolution in the first quarter of 2015).

Six Months Ended June 30, 2014 Financial Results Overview

Dearborn’s first half 2014 results compared unfavorably with the first half of 2013. Dearborn had a net loss for the first half of 2014 of $991.2, which included a long-lived asset impairment charge of $915.7, versus a net loss in the first half of 2013 of $20.7. The impairment charge was triggered by the execution of a definitive agreement to sell Dearborn to AK Steel Corporation for $700.0, on which basis Dearborn determined its long-term asset recoverability.

Operationally, unusually extreme winter weather conditions in the Midwest United States drove the price of raw materials higher and also resulted in higher maintenance costs. Production tons, net sales revenue and shipments were slightly down in the first half of 2014 compared to the first half of 2013. Steel revenue and shipments decreased to $994.9 and 1,206,400 net tons, respectively, in the six months ended June 30, 2014 from $1,000.8 and 1,232,600 net tons for the six months ended June 30, 2013.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Steel Shipments

Total shipments for the six months ended June 30, 2014 and 2013 were 1,206,400 and 1,232,600 net tons, respectively. The approximate 2% decrease in total shipments was attributable principally to lower production due to weather conditions noted above.

For the six months ended June 30, 2014, value-added products comprised 58.0% of total shipments, compared to 56.9% of total shipments in the six months ended June 30, 2013. Dearborn continues to focus on maximizing profitability through product mix enhancements based on current and projected market demands as well as improving quality. The following table presents net shipments by product line:

	Six Months Ended June 30,
	2014		2013
	(tons in thousands)
Value-added Shipments
Cold Rolled	174.0	14.4%	177.6	14.4%
Coated	526.4	43.6%	523.9	42.5%

Subtotal value-added shipments	700.4	58.0%	701.5	56.9%

Non-Value-added Shipments
Hot rolled	409.3	34.0%	433.9	35.2%
Secondary	96.7	8.0%	97.2	7.9%

Subtotal non value-added shipments	506.0	42.0%	531.1	43.1%

Total shipments	1,206.4	100.0%	1,232.6	100.0%

Sales

Net sales for the six months ended June 30, 2014 decreased by approximately 1.2% compared to the six months ended June 30, 2013 primarily due to lower shipments. Dearborn’s average selling price for the first half of 2014 was $825 per ton, 1.6% above Dearborn’s average selling price of $812 per ton for the six months ended June 30, 2013. The increase is due primarily to increases in spot market pricing of approximately 6%, in addition to a market shift from automotive to non-automotive.

Cost of Products Sold

Dearborn experienced higher input costs for iron ore, scrap and utilities partially offset by lower coke prices in the six months ended June 30, 2014 compared to the six months ended June 30, 2013. While Dearborn had a sufficient supply of iron ore on hand to avoid production curtailment as a result of the delayed 2014 Great Lakes shipping season resulting from the severe winter in the upper Midwest, Dearborn did experience weather-related higher pricing associated with utilities and natural gas.

Overall, Dearborn estimates higher raw material prices resulted in increased costs of $41.5 for the six months ended June 30, 2014 over the six months ended June 30, 2013. Iron ore costs, due to new contractual pricing, were approximately $36.1 of the $41.5, with utilities, primarily natural gas, comprising the remainder of the cost impact. The increased cost of natural gas for the six months ended June 30, 2014 over the six months ended June 30, 2013, reflecting both the unfavorable economics noted above and also increased usage, amounted to $11.3, and was a direct result of the unusually severe winter weather during the period. Dearborn also reported higher maintenance costs of $16.7 in the six months ended June 30, 2014 versus the six months ended June 30, 2013, primarily driven by hot-strip mill furnace maintenance and blast furnace stove work.

Selling and Administrative Expenses

Selling and administrative expenses for the six months ended June 30, 2014 were $19.2, compared to $27.1 for the six months ended June 30, 2013. The decrease is primarily due to the elimination of allocated corporate selling and administrative costs from Dearborn’s North American parent. Excluding the change in allocation of corporate costs, selling and administrative expenses for the six months ended June 30, 2014 would have been $30.6.

Depreciation

Depreciation expense for the six months ended June 30, 2014 was $53.7, compared to $48.9 in the corresponding period in 2013. The increase from 2013 to 2014 was due to increased depreciation expense from capital expenditures placed in service in late 2013.

Operating Profit

Dearborn reported an operating loss of $939.5 in the six months ended June 30, 2014 compared to an operating profit of $2.2 in the six months ended June 30, 2013. Operating profit for the six months ended June 30, 2014 includes the aforementioned June 2014 long-lived asset impairment charge of $915.7. Dearborn also experienced increased raw material and maintenance costs compared to the same period in 2013 amounting to $41.5, as noted above. Included in first half 2014 operating loss is a $8.0 gain resulting from an arbitration award from Dearborn’s iron ore supplier while the first half of 2013 contained a $12.0 gain from a legal settlement with a coal supplier.

2013 Financial Results Overview

Dearborn’s full year 2013 results compare unfavorably with full year 2012 results. Dearborn’s net loss for 2013 was $90.7 versus a net loss for 2012 of $2.9. Production tons, net sales revenue and shipments were slightly down in 2013 compared to 2012. Steel revenue and shipments decreased to $1,985.4 and 2,429,500 net tons, respectively, in 2013 from $2,105.6 and 2,495,000 net tons in 2012.

2013 Compared to 2012

Steel Shipments

Total shipments for 2013 and 2012 were 2,429,500 and 2,495,000 net tons, respectively. The approximate 3% decrease in total shipments was attributable principally to lower demand for Dearborn’s products.

For the year ended December 31, 2013, value-added products comprised 58.5% of total shipments, compared to 56.4% of total shipments in the year ended December 31, 2012. Dearborn continues to focus on maximizing profitability through product mix enhancements based on current and projected market demands, as well as improving quality. The following table presents net shipments by product line:

	Year ended December 31,
	2013		2012
	(tons in thousands)
Value-added shipments
Cold Rolled	350.9	14.4%	365.1	14.6%
Coated	1,070.6	44.1%	1,043.4	41.8%

Subtotal value-added shipments	1,421.5	58.5%	1,408.5	56.4%

Non Value-added shipments
Hot rolled	822.7	34.0%	831.9	33.3%
Secondary	185.3	7.6%	254.6	10.2%

Subtotal non value-added shipments	1,008.0	41.6%	1,086.5	43.5%

Total shipments	2,429.5	100.0%	2,495.0	100.0%

Sales

Net sales for the full year 2013 decreased by approximately 5.3% compared to full year 2012. Dearborn’s average selling price in 2013 was $817 per ton, a decrease of 3% from the Dearborn’s average selling price of $844 per ton for 2012. The decrease is due primarily to lower spot market pricing, particularly in the first half of 2013, and shifts in Dearborn’s automotive product mix.

Cost of Products Sold

Dearborn experienced lower prices for scrap and fuel inputs offset partially by higher input costs for iron ore in the year ended December 31, 2013 compared to the year ended December 31, 2012. Dearborn also experienced higher conversion costs in 2013 compared to 2012 in its caster and hot mill operations.

Dearborn estimates overall raw material pricing resulted in decreased costs of $25.9 for the full year 2013 compared to full year 2012, primarily due to favorable pricing on coke, scrap, and utilities offset by higher 2013 iron ore contract pricing. Dearborn experienced higher maintenance costs of $20.1 in the year ended December 31, 2013 compared to the year ended December 31, 2012, primarily driven by hot mill furnace and coiler maintenance.

Selling and Administrative Expenses

Selling and administrative expenses for the year ended December 31, 2013 were $56.3, compared to $60.6 for the year ended December 31, 2012. The decrease is primarily due to a reduction in the premium cost of Dearborn’s property insurance programs.

Depreciation

Depreciation expense for the year ended December 31, 2013 was $101.7 compared to $89.9 for the year ended December 31, 2012. The increase from 2012 to 2013 was due to a full year’s depreciation expense in 2013 for the new continuous pickle line-tandem rolling and hot dip galvanizing facilities completed in 2012.

Operating Profit (Loss)

Dearborn reported an operating loss of $51.6 for the year ended December 31, 2013 compared to an operating profit of $28.3 for the year ended December 31, 2012. Dearborn experienced an average reduction in selling price of $27 per ton for full year 2013 compared to full year 2012. The year-over-year average reduction in selling price of $27 per ton was partially mitigated by decreasing 2013 raw material pricing offset by increased maintenance costs compared to 2012, as noted above. Dearborn also recorded an impairment charge of $43.0 related to blast furnace reconstruction project expenditures that are not expected to be completed.

Liquidity and Capital Resources

Cash provided by operations totaled $111.3 for the six months ended June 30, 2014, versus $146.3 for the six months ended June 30, 2013. The change in cash provided from operations was largely a result of a lower amount of cash provided from seasonal liquidation of inventory in 2014 versus 2013 and other changes in working capital.

Cash used in investing activities was $17.6 for the six months ended June 30, 2014 compared to $25.3 for the six months ended June 30, 2013 and consisted primarily of capital expenditures.

Cash provided by operations totaled $172.5 for the year ended December 31, 2013 compared to $104.4 for the year ended December 31, 2012. The change in cash provided from operations was largely the result of continuing efforts to improve inventory performance and other changes in working capital.

Cash used in investing activities was $48.1 for the year ended December 31, 2013 compared to $125.0 for the year ended December 31, 2012. The reduction was the result of lower capital expenditures in 2013 due to the completion of Dearborn’s new continuous pickle line-tandem rolling and hot dip galvanizing facilities in 2012.

Legal Contingencies

On June 13, 2013, Cliffs Sales Company (“Cliffs”) filed an action in the United States District Court for the Northern District of Ohio, Civil Action No. 1:13 cv 1308, against Dearborn. Cliffs claims that Dearborn breached a May 21, 2008 Agreement for Sale of Reclaimed Iron Units, as amended (the “Iron Unit Agreement”). Cliffs claims that Dearborn breached the Iron Unit Agreement by failing to purchase the required amount of pellets, chips and fines as allegedly required. Dearborn filed an answer denying the material allegations of the complaint and asserting several affirmative defenses. In January of 2014, the presiding judge ordered a stay of the proceedings until Cliffs and Dearborn completed an arbitration of a separate dispute. That arbitration is now concluded and it is anticipated that the stay of the litigation will be lifted. Discovery is expected to re-commence in the near future. Assuming the closing of the Dearborn Acquisition, AK Steel intends to contest this matter vigorously. At this time, AK Steel has not made a determination that a loss is probable and it does not have adequate information to reliably or accurately estimate its potential loss in the event that Cliffs were to prevail in this lawsuit. Because AK Steel has been unable to determine that a loss is probable or estimable, it has not recorded an accrual related to this matter. In the event that AK Steel’s assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change in future periods, AK Steel may be required to record a liability for an adverse outcome.

On August 29, 2014, Dearborn served a private arbitration demand and asserted a breach of contract claim against PCI Enterprises Company (“PCI”). In its demand, Dearborn seeks a declaration that it properly terminated a Pulverized Coal Supply Agreement with PCI (the “PCI Agreement”) and damages in the amount of $11,778.082. On the same date, PCI served a statement of claim against Dearborn alleging that Dearborn breached the PCI Agreement and seeking damages in an amount between $12.0 and $14.0 million. Discovery has not yet commenced. Assuming the closing of the Dearborn Acquisition, AK Steel intends to vigorously defend against PCI’s counterclaim. At this time, AK Steel has not made a determination that a loss is probable and it does not have adequate information to reliably or accurately estimate its potential loss in the event that PCI were to prevail on its counterclaim. Because AK Steel has been unable to determine that a loss is probable or estimable, it has not recorded an accrual related to this matter. In the event that AK Steel’s assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change in future periods, AK Steel may be required to record a liability for an adverse outcome.

On January 20, 2010, ArcelorMittal France and ArcelorMittal Atlantique et Lorraine (collectively “ArcelorMittal”) filed an action against Dearborn, Wheeling-Nisshin, Inc. (“Wheeling”) and AK Steel Corporation in the United States District Court for the District of Delaware, Case No. 10-050-SLR. The complaint alleged that Dearborn is infringing the claims of U.S. Patent No. 6,296,805 (the “Patent”) in making pre-coated cold-rolled boron steel sheet and seeks injunctive relief and unspecified compensatory damages. Wheeling produces the boron steels sheet product exclusively for Dearborn and Dearborn has agreed to indemnify Wheeling in this matter. Dearborn filed an answer in which it denied ArcelorMittal’s claims and raised various affirmative defenses. On that date, Dearborn also filed counterclaims against ArcelorMittal for a declaratory judgment that it is not infringing the Patent and that the Patent is invalid. Subsequently, the trial court bifurcated the issues of liability and damages. The case proceeded with a trial to a jury on the issue of liability in January 2011. The jury returned a verdict that Dearborn did not infringe the Patent and that the Patent was invalid. Judgment subsequently was entered in favor of Dearborn and ArcelorMittal filed an appeal with the United States Court of Appeals for the Federal Circuit. On November 30, 2012, the Court of Appeals issued a decision reversing certain findings related to claim construction and the validity of the Patent and remanded the case to the trial court for further proceedings. On January 30, 2013, ArcelorMittal filed a motion for rehearing with the Court of Appeals. On March 20, 2013, the Court of Appeals denied ArcelorMittal’s motion for rehearing. The case then was remanded to the trial court for further proceedings. On April 16, 2013, pursuant to a petition previously filed by ArcelorMittal and ArcelorMittal USA LLC, the U.S. Patent and Trademark Office reissued the Patent as U.S. Reissue Patent RE44,153 (the “Reissued Patent”). Also on April 16, 2013, ArcelorMittal filed a second action against Dearborn in the United States District Court for the District of Delaware, Case No. 1:13-cv-00686 (the “Second Action”). The complaint filed in the Second Action alleges that Dearborn is infringing the claims of the Reissued Patent and seeks injunctive relief and unspecified compensatory damages. On May 13, 2013, Dearborn filed a motion to dismiss key elements of the complaint filed in the Second Action. On October 25, 2013, the District Court granted summary judgment in favor of Dearborn. The Court ruled that ArcelorMittal’s Reissued Patent was invalid due to ArcelorMittal’s deliberate violation of a statutory prohibition on broadening a patent through reissue more than two years after the original Patent was granted and that the original Patent had been surrendered when the Reissued Patent was issued and thus is no longer in effect. Final Judgment was entered on October 31, 2013. On November 6, 2013, ArcelorMittal filed a motion to clarify or, in the alternative, to alter or amend the October 31, 2013 judgment. On December 5, 2013, the court issued a memorandum and order denying the motion and entering final judgment in favor of defendants, including Dearborn and against ArcelorMittal, specifically ruling that all claims of ArcelorMittal’s Reissued Patent are invalid as violative of 35 U.S.C. §251(d). On December 30, 2013, ArcelorMittal filed notices of appeal to the Federal Circuit Court of Appeals. The parties have fully briefed the issues on appeal and the case has not yet been assigned for argument before the Federal Circuit Court of Appeals. Assuming the closing of the Acquisition, AK Steel intends to continue to contest this matter vigorously. At this time, AK Steel has not made a determination that a loss is probable and it does not have adequate information to reliably or accurately estimate its potential loss in the event that ArcelorMittal were to prevail in its appeal in this dispute. Because AK Steel has been unable to determine that the potential loss in this case is probable or estimable, it has not recorded an accrual related to this matter. In the event that AK Steel’s assumptions used to evaluate whether a loss in this matter is either probable or estimable prove to be incorrect or change in future periods, AK Steel may be required to record a liability for an adverse outcome.

Environmental Contingencies

On May 12, 2014, the Michigan Department of Environmental Quality (“MDEQ”) issued to Dearborn an Air Permit to Install (“PTI”) No. 182-05C to increase the emission limits for the blast furnace and other emission sources. The PTI was issued as a correction to a prior PTI based on information that was not available during the prior permitting process. On July 10, 2014, the South Dearborn Environmental Improvement Association (“SDEIA”), Detroiters Working for Environmental Justice, Original United Citizens of Southwest Detroit and Sierra Club filed a Claim of Appeal of the PTI in the State of Michigan Wayne County Circuit, Case No. 14-008887-AA. Appellants and the MDEQ stipulated to the intervention of Severstal in this action as an additional Appellee. The Appellants allege multiple deficiencies with the permit and the permitting process. AK Steel believes that the MDEQ issued this permit properly in compliance with applicable law and will vigorously contest this appeal following the closing of the Dearborn Acquisition. Until the appeal is resolved, AK Steel cannot determine what the ultimate permit limits will be or reliably estimate the costs, if any, in the event that the appeal is successful or the timeframe over which any potential costs would be incurred. There can be no assurances that such costs will not be material.

On August 21, 2014, the SDEIA filed a Complaint under the Michigan Environmental Protection Act (“MEPA”) in the State of Michigan, Wayne County Circuit Case No. 14-010875-CE. The plaintiffs allege that the air emissions from the Dearborn facility are impacting the air, water and other natural resources, as well as the public trust in such resources. The plaintiffs are, among other requested relief, requesting that the court assess the limitations in PTI No. 182-05C, issued May 12, 2014, to determine their sufficiency. Assuming the closing of the Dearborn Acquisition, AK Steel will vigorously contest these claims. Until the claims that are the subject of this Complaint are resolved, AK Steel cannot reliably estimate the costs, if any, associated with the claims or the timeframe over which any potential costs would be incurred.

Between 2008 and the end of 2013, Dearborn had been issued multiple Notices of Violation (“NOVs”) from MDEQ and the United State Environmental Protection Agency (“EPA”), covering a wide range of alleged environmental violations, mostly regarding the Clean Air Act. The United States Department of Justice (“DOJ”) and MDEQ have proposed a settlement to Dearborn to resolve the alleged violations contained in the NOVs and the parties are currently negotiating the terms of a proposed Consent Decree. Assuming the closing of the Dearborn Acquisition, AK Steel believes it has the potential to reach a settlement in this matter, but it cannot be certain that a settlement will be reached or reliably estimate at this time how long it will take to reach a settlement or the terms of such a settlement. AK Steel will vigorously contest any claims which cannot be resolved through a settlement. Until it has reached a settlement with MDEQ and EPA or the claims that are the subject of the NOVs are otherwise resolved, AK Steel cannot reliably estimate the costs or fines, if any, associated with the potential Consent Decree or the timeframe over which any potential costs or fines would be incurred.

On April 9, 2014, SDEIA sent a Notice of Intent to Sue under the Clean Air Act to Dearborn. On June 18, 2014, SDEIA filed a Complaint under the citizen enforcement action provisions of the Clean Air Act against Dearborn in Federal District Court for the Eastern District of Michigan, Case No. 2:14-cv-12387-GER-PJK. The Complaint alleges violations nearly identical to those alleged in the NOVs arising under the Clean Air Act that were issued to Dearborn by MDEQ and EPA between 2008 and 2013 and are the subject of ongoing settlement negotiations. On August 29, 2014, Severstal Dearborn moved to dismiss many of the counts in the Complaint. Assuming the closing of the Dearborn Acquisition, AK Steel will vigorously contest these claims. Until the claims that are the subject of this Complaint are resolved, AK Steel cannot reliably estimate the costs, if any, associated with the claims or the timeframe over which any potential costs would be incurred.

On April 27, 2000, MDEQ issued a Resource Conservation and Recovery Act (“RCRA”) Corrective Action Order No. 111-04-00-07E to Rouge Steel Company and Ford Motor Company for the property that includes the Dearborn facility. The Corrective Action Order has been amended five times. Dearborn became a party to the Corrective Action Order via an amendment dated January 24, 2004 as a result of becoming the successor-in-interest to Rouge Steel Company for certain matters. The Corrective Action Order requires the site-wide investigation and where appropriate, remediation, of the facility. The site investigation and remediation is ongoing. AK Steel cannot reliably estimate at this time how long it will take to complete this site investigation and remediation. Dearborn has accrued, and assuming the closing of the Dearborn Acquisition, AK Steel currently intends to continue to accrue, approximately $0.4 for the projected cost of the continuing investigation. To date, Ford Motor Company has incurred most of the costs of the investigation and remediation due to its prior ownership of the steelmaking operations at the Dearborn facility. Until the site investigation is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

On August 29, 2013, the West Virginia Department of Environmental Protection (“WVDEP”) issued to Mountain State Carbon a renewal National Pollution Discharge Elimination System (“NPDES”) permit for wastewater discharge from the facility to the Ohio River. The new NPDES permit included numerous new, and more stringent, effluent limitations. On October 7, 2013, Mountain State Carbon appealed the permit to the Environmental Quality Board, Appeal No. 13-25-EQB. Assuming the closing of the Dearborn Acquisition, AK Steel believes it has the potential to reach a settlement in this matter, but it cannot be certain that a settlement will be reached or reliably estimate at this time how long it will take to reach a settlement or the terms of such a settlement. AK Steel will vigorously contest any claims which cannot be resolved through a settlement. Until it has reached a settlement with WVDEP or the issues that are the subject of the appeal are otherwise resolved, AK Steel cannot determine what the ultimate permit limits will be or reliably estimate the costs, if any, associated with the renewal permit or the timeframe over which any potential costs would be incurred. There can be no assurances that such costs will not be material.

On February 6, 2012, the United States and the WVDEP filed a Complaint under the Clean Air Act and RCRA against Mountain State Carbon in the U.S. District Court for the Northern District for West Virginia, Civil Action No. 5:12-CV-19. On March 6, 2012, WVDEP voluntarily dismissed its claims against Mountain State Carbon. The case proceeded to a bench trial in May 2014, during which the United States pursued three main claims alleging: (1) excess opacity at the combustion stack caused by deficient through walls; (2) excess hydrogen sulfide emissions due to a deficient primary cooler; and (3) various RCRA violations. The government sought injunctive relief on each claim, and a civil penalty of $10.6. On July 17, 2014, the Court issued its Findings of Facts, Conclusions of Law and Memorandum Order and dismissed most of the United States’ claims in their entirety. The Court did, however, assess a civil penalty of approximately $2.4 and order three injunctive relief measures: (1) the assessment by both parties’ experts of the sufficiency of the cokemaking facility’s through walls and the submission to the Court of a report by October 15, 2014, following which the replacement of some or all through walls could be required; (2) the requirement for Mountain State Carbon to install and utilize an automated system that tracks oven charging times at Battery 8 to identify ovens that cause opacity violations; and (3) the requirement for Mountain State Carbon to clean all spirals in the heat exchangers as soon as practicable and establish a regular cleaning schedule. On August 21, 2014, the Court issued an Order in response to the Plaintiff’s Motion for Entry of Judgment, memorializing the judgment identified in the Findings of Fact, Conclusions of Law and Memorandum Order. In the event the United States appeals the judgment, and assuming the closing of the Dearborn Acquisition, AK Steel will vigorously defend the judgment in such appeal.